EXHIBIT 4.2
                          FIRST SUPPLEMENTAL INDENTURE

         FIRST SUPPLEMENTAL INDENTURE, dated as of November 3, 1998 (this "Supplemental Indenture"), among UCAR Global Enterprises Inc., a Delaware corporation (the "Company"), UCAR International Inc., a Delaware corporation, as Guarantor ("UCAR"), and United States Trust Company of New York, a New York corporation, as Trustee (the "Trustee").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto are also the parties to that certain indenture, dated as of January 15, 1995 (the "Indenture"), relating to the 12% Senior Subordinated Notes due 2005 issued by the Company (the "Securities");

         WHEREAS, in accordance with Section 9.02 of the Indenture, the parties hereto have agreed to amend, and the registered holders of at least a majority in principal amount at maturity of the Securities outstanding as of the date hereof have consented (the "Requisite Consents") to amendments to, certain terms of the Indenture as described below:; and

         WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to the terms of the Indenture have been done;

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1. CERTAIN TERMS DEFINED IN THE INDENTURE. All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

         SECTION 2. AMENDMENTS TO THE INDENTURE. The Indenture is hereby amended as follows:

                  (a) The first sentence of the definition of "Consolidated Cash Flow" contained in Section 1.01 of the Indenture is hereby amended to delete the word "and" appearing immediately before clause (vi) and to add a comma immediately following clause (vi) and to add the following new clause (vii) immediately after such added comma and before the word "and" appearing immediately after clause (vi):

                           and  (vii)  the  $340  million  charge  taken  by the
                  Company against results of operations for 1997 for potential liabilities and expenses in connection with antitrust and related lawsuits and claims

                  (b) Section 4.03(f) of the Indenture is hereby amended and restated in its entirety to read as follows:

                           (f) Notwithstanding Section 4.03(b), no Restricted Subsidiary may Incur Indebtedness pursuant to Section 4.03(b) unless (i) either (x) such Restricted Subsidiary is a Foreign
                  Restricted   Subsidiary  or  (y)  such  Indebtedness  is  Bank
                  Indebtedness  and  (ii)  at the  time  of
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                  Incurrence  of such  Indebtedness,  and  after  giving  effect thereto, the aggregate  outstanding amount of Indebtedness (x)
                  of  Foreign  Restricted   Subsidiaries  Incurred  pursuant  to
                  Section 4.03(c)(ii), together with the aggregate outstanding amount of Indebtedness of Foreign Restricted Subsidiaries
                  Incurred   pursuant  to  Section   4.03(b)   (excluding   Bank
                  Indebtedness  described  in clause  (y) of clause  (i) of this
                  Section  4.03(f)),  shall not exceed the  aggregate  amount of
                  Indebtedness  of  Foreign  Restricted   Subsidiaries  that  is
                  outstanding  immediately  following the Issue Date pursuant to
                  Section   4.03(c)(ii)  and  (y)  that  is  Bank   Indebtedness
                  (including   Indebtedness   Incurred   pursuant   to   Section
                  4.03(c)(i) or 4.03 (c)(ii)) shall not exceed $830 million; provided, however, that Indebtedness of any Foreign Restricted Subsidiary Incurred pursuant to Section 4.03(b) or 4.03(c)(ii) shall not be subordinated in right of payment to any other Indebtedness of such Foreign Restricted Subsidiary.

         For purposes of this amendment and restatement of Section 4.03(f), the $695 million mentioned in the definition of Credit Agreement shall not be construed to limit the amount of Bank Indebtedness which may be Incurred under
Section 4.03(f) and the Company and its Restricted Subsidiaries shall replace the Issuer mentioned in the definition of Bank Indebtedness.

         (c) Section 4.03(c)(vi) is hereby amended by adding the following language at the end of such clause after the word "million":

                  "and   provided   that  no  more  than  $25  million  of  Bank
                  Indebtedness Incurred pursuant to this Section 4.03(c)(vi) may be outstanding at any one time."

         SECTION 3. GOVERNING LAW. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

         SECTION 4. COUNTERPARTS. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 5. RATIFICATION. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects ratified and confirmed by each of the Company, UCAR and the Trustee.

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         IN WITNESS  WHEREOF,  the parties hereto have caused this  Supplemental
Indenture to be duly executed as of the date first above written.

                                     UCAR INTERNATIONAL INC.


                                     By:__________________________________
                                     Title:



                                     UCAR GLOBAL ENTERPRISES INC.


                                     By:__________________________________
                                     Title:



                                     UNITED STATES TRUST COMPANY
                                      OF NEW YORK, as Trustee


                                     By:__________________________________
                                     Title:




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